PLEDGE OF TRADEMARK

THIS PLEDGE OF TRADEMARK (the "Pledge of Trademark Agreement") is made on November 7th 2006 by:

Commodore International Corporation, a company duly organized, existing and registered under the laws of the State of Colorado, United States of America, having its registered office located at Hermesweg 15, Baarn, the Netherlands ("CIC"); and

Leadgate S.A., a limited liability company duly organized, existing and registered under the laws of Switzerland and having its registered office located at Zug, Switzerland ("Leadgate"); and

Commodore International BV, a limited liability company duly organized, existing and registered under the laws of the Netherlands under number 16088897 and having its registered office located at Hermesweg 15, Baarn, the Netherlands ("CIBV");

WHEREAS:

a. On November 7th 2006, CIC and Leadgate entered into a Credit Agreement (the "Credit Agreement") pursuant to which Leadgate made certain credit facilities available to CIC.

b. The obligation of Leadgate to make Disbursements under the Credit Agreement is conditioned, among other things, on the execution and delivery by CIC of a pledge agreement in the form hereof.

c. CIBV is the owner of all title and rights to the Commodore trademark as specified in Appendix I hereto (the "Commodore Trademark") and is a 100% subsidiary of CIC. The Commodore Trademark is registered in the Benelux Trademark Registry in The Hague, The Netherlands (the "Registry") in favor of CIBV.

d. In consideration for Leadgate making Disbursements to CIC under the Credit Agreement, CIC has agreed to execute this Pledge of Trademark Agreement.

NOW THEREFORE, in consideration of the above, the parties hereto agree as follows:

2. To secure the punctual payment when due, whether at stated maturity, by acceleration or otherwise, and the punctual performance, of all present and future obligations of CIC under the Credit Agreement, each Note and any other Loan Document (the "Guaranteed Obligations"), CIBV hereby pledges in favor of Leadgate all rights to and interest in the Commodore Trademark.

3. CIC and Leadgate acknowledge that, in order to perfect the pledge of the Commodore Trademark granted to Leadgate hereunder (the "Pledge of Trademark"), certain formalities may be required under applicable law (the "Required Formalities"). Following delivery of a notice (the "Trademark Demand Notice") by Leadgate to CIBV indicating that an Event of Default has occurred and is continuing, CIBV agrees that Leadgate will be entitled to (i) take any actions necessary or convenient to cause the Required Formalities to be validly effected, including the making of any filings which may be required with the Registry from time to time and (ii) exercise any rights conferred to Leadgate by applicable law in respect of the Pledge of Trademark and the Pledge of Trademark Agreement. CIBV expressly authorizes Leadgate to take any actions that are, or may become, necessary or convenient to cause the Required Formalities to be validly effected, including the making of any filings which may be required with the Registry from time to time.

4. CIC expressly consents to the Pledge of Trademark granted pursuant to this Pledge of Trademark Agreement.

5. CIBV hereby represents and warrants that (i) it has full power (corporate and other) and authority to enter into this Pledge of Trademark Agreement, grant the Pledge of Trademark in favor of Leadgate and incur all other obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action, (ii) no consent or approval of stockholders is required as a condition to the validity or performance of this Pledge of Trademark Agreement, (iii) this Pledge of Trademark Agreement has been duly authorized, executed and delivered by CIBV and constitutes the valid and legally binding obligation of CIBV, enforceable in accordance with its terms, (iv) the Commodore Trademark is free of any lien or pledge in favor or persons other than Leadgate and is not otherwise encumbered, and (v) CIBV has made all filing required to be made, including any filings with the Registry, in respect of the Pledge of Trademark, and the Pledge of Trademark is in full force and effect.

6. CIBV covenants, during the term of this Pledge of Trademark Agreement, not to pledge the Commodore Trademark in favor of any person other than Leadgate without the prior written consent of Leadgate.

7. No invalidity, irregularity, void ability, voidness or unenforceability of the Credit Agreement, the Notes, or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Guaranteed Obligations or of any security

7. No invalidity, irregularity, void ability, voidness or unenforceability of the Credit Agreement, the Notes, or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Guaranteed Obligations or of any security therefore shall affect, impair or be a defense to the obligations of CIBV under this Pledge of Trademark Agreement.

8. The liability of CIBV under this Pledge of Trademark Agreement shall be absolute and unconditional irrespective of (i) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to CIC, (ii) any exercise or failure to exercise any rights against CIC or others, or (iii) any change, restructuring or termination of the existence of CIC or any of its subsidiaries.

9. This Pledge of Trademark Agreement shall (i) remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, (ii) be binding upon CIBV, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Leadgate and its successors, transferees and assigns.

10. No amendment or waiver of any provision of this Pledge of Trademark Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11. CIBV shall not assign, delegate or transfer its rights under the Pledge of Trademark Agreement, unless it shall first have given Leadgate seven (7) days prior written notice of such assignment, such notice to be effective upon receipt, provided that in no case shall CIBV assign, delegate or transfer any of its obligations hereunder without the prior written consent of Leadgate. Leadgate shall not assign, delegate or transfer its rights and/or obligations under the Pledge of Trademark Agreement, unless it shall first have given CIBV seven (7) days prior written notice of such assignment, such notice to be effective upon receipt.

12. Leadgate's right to execute under this Pledge of Trademark Agreement shall commence 120 days after the date of execution of the Credit Agreement with regard to the First Tranche. Leadgate's right to execute this Pledge of Trademark Agreement with regard to the Second Tranche shall commence 120 days after the date of the issuing of letter(s) of credit under the Second Tranche.

13. In any event, Leadgate will not execute its rights under this trademark Pledge Agreement unless a Default, as it is defined in the Credit Agreement, has in fact occurred.

14. All notices and communications to any party with respect to this Pledge of Trademark Agreement, including any Trademark Demand Notice, until the notifying party has notified the other parties to the contrary in writing, shall be sent by courier to the following addresses:

CIBV:

Hermesweg 15
3741 GP Baarn
The Netherlands

Leadgate:

Leadgate SA
Lauriedstrasse 7
CH-6304 ZUG
Switzerland

13. This Pledge of Trademark Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

14. Section 7.07 and Section 7.8 of the Credit Agreement are incorporated herein, mutatis mutandis.

For CIC:

By ______________________
Name: Ben van Wijhe
Title: President & CEO

By ______________________
Name: Chris Schomper
Title: EVP & COO

For Leadgate: